Contact:                 Mark A. Kopser

                                Senior Vice President and Chief Financial Officer

                                   or

                                Richard J. Sirchio

                                Treasurer and Vice President/Investor Relations

                                (972) 713-3500

UNITED SURGICAL PARTNERS ACQUIRES SURGERY CENTER

IN SARASOTA, FLORIDA

Company Expects to Complete Additional Transactions before Year-End

DALLAS, Texas (October 17, 2001) — United Surgical Partners International, Inc. (USPI) (Nasdaq/NM:USPI) today announced that it has acquired a majority ownership interest in a freestanding ambulatory surgery center in Sarasota, Florida.  Terms of the transaction were not disclosed.

                Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "We are very pleased with the success of our growth strategy and the robust pipeline of acquisitions that we are currently evaluating.  The acquisition we are announcing today is one example of the quality of that pipeline.  The three-year old Sarasota facility is equipped with four operating rooms and state-of-the-art equipment enabling the medical staff to perform procedures in such specialties as orthopedics and urology as well as general surgery.

"In addition," Mr. Steen continued, "the Company has recently signed several letters of intent involving joint ventures with hospital systems and acquisitions of surgery centers located throughout the United States in markets where United Surgical Partners International currently has a presence.  We anticipate the closing of several of these transactions before year-end."

United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 46 surgical facilities in the United States, Spain and the United Kingdom.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Therefore, the Company's actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.